EXHIBIT 77(C)

Maxim Series Fund, Inc. Special Meeting of Shareholders
(UNAUDITED)

A Special Meeting of Shareholders was held on November 21, 2003 at 8525 East Orchard Road, Greenwood Village, Colorado for the following purposes:

To approve a Plan of Liquidation and Dissolution pursuant to which the assets of the Maxim Bond, Maxim Founders Growth & Income, Maxim Index European, Maxim Index Pacific, Maxim INVESCO Balanced and Maxim Index 400 Portfolios will be liquidated, known liabilities satisfied and remaining proceeds distributed to shareholders.

The votes cast in these matters for the Maxim Bond Portfolio were:

          For:      3,053,643.035
          Against:    164,968.872
          Abstain*:   281,333.733

The votes cast in these matters for the Maxim Founders Growth & Income Portfolio were:

          For:      2,720,734.263
          Against:    176,429.544
          Abstain*:   205,606.093

The votes cast in these matters for the Maxim Index 400 Portfolio were:

          For:      1,260,058.150
          Against:        691.401
          Abstain*:   113,111.388

The votes cast in these matters for the Maxim Index European Portfolio were:

          For:      3,119,484.261
          Against:    120,142.966
          Abstain*:    78,258.307

The votes cast in these matters for the Maxim Index Pacific Portfolio were:

          For:      4,083,924.838
          Against:     71,219.851
          Abstain*:   178,495.262

The votes cast in these matters for the Maxim INVESCO Balanced Portfolio were:

          For:      8,019,630.619
          Against:  1,257,297.651
          Abstain*:   321,478.820

*All Abstain votes are treated as `present' for purposes of achieving a quorum and in determining the votes cast on the proposals, but not as having voted FOR the proposals (and therefore have the effect of a vote against).